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                                                                 Exhibit 3.19(c)

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 12/30/1998
                                                          981511105 - 2804924

            Certificate of Amendment to Certificate of Incorporation

                                       of

                           KOBRICK-CENDENT FUNDS, INC.

      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is Kobrick-Cendant Funds, Inc.

      2. The Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by deleting Section B.5 of Article FOURTH thereof in its entirety and by substituting in lieu of said Section the following new Section B.5:

                  5. Reacquired Shares. Unless all accrued dividends on each share of the Series A Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set aside, the Corporation shall not repurchase any shares of its Common Stock or of any series of Preferred Stock other than the Series A Preferred Stock except in connection with the exercise of a contractual right or fulfillment of a contractual obligation of the Corporation to repurchase any such shares pursuant to that certain Stockholders Agreement by and among the Corporation and Frederick R. Kobrick, Michael T. Carmen and Cendant Corporation or unless the Board of Directors shall have approved such repurchase. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.

      3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      Signed this 30th day of December, 1998.


                                         /s/ Frederick R. Kobrick
                                         ----------------------------------
                                         Name: Frederick R. Kobrick
                                         Title: President